Exhibit 19

INSIDER TRADING POLICY

Introduction

In the course of your relationship with and/or in performing your duties for American Realty Investors, Inc. and its subsidiaries and affiliates (collectively, the "Company," "we" or "us"), you may, at times, have information about us or another entity that is not generally available to the public. Because of your relationship with us, if you are aware of material nonpublic information about the Company, federal and state securities laws prohibit you from trading in the Company's (or its affiliates, Transcontinental Realty Investors, Inc. (“TCI”) and Income Opportunity Realty Investors, Inc. (“IOR”) securities or providing material nonpublic information to others who may trade on the basis of that information. This policy seeks to explain some of your obligations to us and under the law, to prevent actual (or even the appearance of) insider trading, and to protect our reputation for integrity and ethical conduct.

This policy applies to all controlling persons, directors, officers and employees of the Company, as well as their family members or other persons with whom they have a relationship who are subject to this policy and entities under their influence or control, as described below. Part Il of this policy imposes special additional trading restrictions applicable to (i) directors of the Company, (ii) executive officers of the Company, and (iii) executives reporting directly to the Chief Executive Officer of the Company and other key persons as may be designated from time to time by the Chief Executive Officer or the Chief Financial Officer in consultation with the General Counsel of the Company (each, a "Designated Person").

PART I

GENERAL POLICIES

A. Persons Subject to this Policy

This policy applies to you, any family member and any other person who has a relationship with you (legal, personal or otherwise) that might reasonably result in that person's transactions being attributable to you. This includes any legal entities that are influenced or controlled by you or other persons who have a relationship with you and are subject to this policy, such as any corporations, partnerships or trusts. For purposes of this policy, your "family members" consist of people within your family who live with you, or are financially dependent on you, and also include other family members whose transactions in securities are directed by you or are subject to your influence or control. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material nonpublic information.

Transactions by your family members and other persons subject to this policy who have a relationship with you should be treated for the purposes of this policy and applicable securities laws as if they were for your own account. Accordingly, all references to you with regard to all trading restrictions and preclearance procedures in this policy also apply to your family members or other persons with whom you have a relationship who are subject to this policy. You are personally responsible for the actions of your family members or other persons with whom you have a relationship who are subject to this policy.

B. No Trading While in Possession of Material Non-public Information

While in the possession of information that is "material" and "nonpublic" (as defined in Section D below), you may not buy or sell our securities or engage in any other action to take advantage of, or pass on to others, material nonpublic information. Our securities include the Company's common stock, options to purchase common stock, or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company. As described below, you are also prohibited from buying or selling the securities of any other publicly traded company while in possession of information that is material and nonpublic. This policy applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material nonpublic information was obtained.

C. Policy Applies to Information Relating to Other Public Companies

This policy applies to material nonpublic information relating to other publicly traded companies, including our vendors, suppliers and customers, when that information is obtained in the course of employment with the Company or the performance of services on our behalf. You should treat material nonpublic information about our business partners with the same care required with respect to information related directly to the Company.

D. Guidance on Understanding Material, Non-Public Information

What information is "material"?

Information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company's (or, in the case of information about another company, such other company's) stock price, whether it is positive or negative, should be considered material. While it is not possible to define all categories of material information, information dealing with the following subjects is reasonably likely to be found material in particular situations:

•information about revenues or earnings (profits or losses), including both actual results not yet released and projections;
•pending or proposed merger, acquisition, tender offer or joint venture;
•pending or proposed acquisition or disposition of a significant asset;
•change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•major management or organizational changes;
•institution of, or developments in, significant litigation, investigations, regulatory actions or proceedings;
•investments in foreign (non-U. S.) enterprises or assets;
•a new significant contract, customer or supplier or a loss of a significant contract, customer or supplier;
•the development or release of a new product or service; or
•change in auditors or notification that the auditor's reports may no longer be relied upon.

It is difficult to provide a precise definition of material information, since there are many gray areas and varying circumstances. The determination of whether information is material is almost always made after the fact when the effect on the market can be quantified.

What information is "nonpublic"?

Information that has not been disclosed to the public is generally considered to be "nonpublic" information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed in a press release through the newswire services or disclosed in documents filed with the SEC that are available on the SEC's website. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information.

When in doubt, you should either consult with the Compliance Officer (General Counsel) prior to trading or assume that the information is material and non-public and treat it as confidential.

E. Compliance Officer

The Company has appointed the Company's General Counsel as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•assisting with implementation of this Policy;

•circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws; and

•other than transactions made pursuant to an approved Rule 10b5-l trading plan, pre-clearing trading in the Company's securities in accordance with the procedures set forth in Part II, Section D below.

F. Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include imprisonment, criminal fines, civil penalties and civil enforcement injunctions. In addition, a person may be liable for improper transactions by others (commonly referred to as "tippees") to whom they have disclosed material non-public information. Employees who violate this Policy may be subject to disciplinary action by the Company, including termination of employment.

PART II

POLICIES APPLICABLE TO DIRECTORS, EXECUTIVE
OFFICERS AND DESIGNATED PERSONS

A. Trading Windows for Directors, Executive Officers and Designated Persons

If you are a director, an executive officer or a Designated Person, you can only trade in our securities during the period (the "trading window") commencing at the open of market on the first full trading day following the date of release of our annual and quarterly earnings for a particular fiscal quarter or year and ending at the close of market on the last day of the second calendar month of the next fiscal quarter (or if the last day is not a trading day, the end of the last trading day preceding the last day).

However, even during this trading window, if you are in possession of any material non-public information, you should not trade in our securities until the information has been made publicly available or is no longer material. Because directors, executive officers and Designated Persons are especially likely to receive regular nonpublic information regarding our operations, limiting trading to the trading window helps ensure that trading is not based on material information that is not available to the public. This restriction on trading does not apply to transactions made under an approved Rule 10b5-l trading plan, as discussed in Section C below.

B. Blackout Periods

The Compliance Officer may issue instructions from time to time advising some or all personnel that they may not buy or sell our securities for certain periods, or that our securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Compliance Officer may find it necessary to inform affected individuals of a blackout period without disclosing the reason. If you are made aware of such a blackout period, do not disclose its existence to anyone.

C. Rule 10b5-1 Trading Plans

Rule 10b5-l under the Securities Exchange Act of 1934 ("Exchange Act") provides a defense from insider trading liability under Rule 10b-5. Executive officers of the Company may not buy, sell or trade in our securities (even during an open trading window), except pursuant to a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 meeting the following criteria (an "approved 10b5-l plan"):

•The trading plan must be adopted, modified or terminated only during an open trading window and at a time when you do not possess any material nonpublic information;
•The trading plan must be reviewed and approved by the Compliance Officer at least 30 calendar days in advance of any trades under the plan (or, if modified, such modifications must have been reviewed and approved by the Compliance Officer at least 30 days in advance of any subsequent trades);
•The trading plan must specify the number of and price at which securities are to be purchased or sold as well as the date on which the securities are to be purchased or sold or, alternatively, specify a method or formula by which such parameters are to be determined; and
•The trading plan must specify a duration between 6-18 months.

In addition, the securities covered by the trading plan should not exceed 25% of the executive officer's total holdings of the Company's securities and the trading plan must not cause the executive officer to fall below applicable Company minimum stock ownership guidelines as in effect from time to time.

Directors, Designated Persons or other persons subject to this policy who wish to rely on the defense from insider trading liability under Rule 10b-5, must also enter into an approved 10b5-l plan meeting the above criteria.

D. Pre-clearance of Securities Transactions for Directors

If you are a director of the Company, you may not buy, sell, or engage in any other transaction in our securities (even during an open trading window), without first obtaining pre-clearance from the Compliance Officer. Pre-clearance is not required for purchases and sales of securities under an approved 10b5-l plan.

Any proposed transaction (unless otherwise specified) should be submitted to the Compliance Officer at least two full trading days in advance of the proposed transaction. Any confirmation must not have been revoked by oral or email notice from the Compliance Officer. Pre-cleared trades must be completed within five full trading days of receipt of pre-clearance unless an exception is granted by the Compliance Officer. Transactions not completed within the time limit are subject to pre-clearance again.

The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If you seek pre-clearance and permission to engage in the transaction is denied, you should refrain from initiating any transaction in the Company's securities, and should not inform any other person of the restriction. You are responsible for ensuring that you do not have material nonpublic information about the Company before engaging in a transaction and that you comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, you should carefully consider whether you are aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer.

If you are subject to the requirements of Section 16 of the Exchange Act, you should also consider whether you have effected any non-exempt transactions within the past six months or otherwise that must be reported on an appropriate Form 4 or Form 5. In addition, you should be prepared to comply with Rule 144 under the Securities Act of 1933 and requirements to file Form 144.

The Compliance Officer's approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

E. Prohibited and Limited Transactions

Certain types of transactions increase the Company's exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, if you are a director or executive officer of the Company or a Designated Person, you may not:

◦engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) of our securities;
◦engage in short-term trading of our securities.

Further, if you are a director or executive officer of the Company, the aggregate amount of securities pledged by you may not exceed 50% of the amount of the Company's common stock you beneficially own in excess of 75,000 shares. We recognize that the pledging of securities can be a beneficial and appropriate financing technique when done prudently, but can also be risky to the pledgor (e.g., foreclosure on pledged shares could result in a violation of Section 16 or this policy) or potentially damaging to the Company and its stockholders if done imprudently. Accordingly, you should not pledge securities unless you reasonably believe you are, and in the future will be, able to perform under the financing transaction without increased pledging of securities or foreclosure upon pledged securities.

In addition, the Company strongly discourages you from engaging in hedging and monetization transactions. These transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds.

F. Reports of Purchases and Sales

If you are a director, an executive officer, or another reporting person under Section 16 of the Exchange Act:

•keep in mind the various restrictions on securities trading imposed under Section 16 of the Exchange Act and the applicable reporting requirements of the SEC; and
•you must immediately report to the Compliance Officer all transactions made in our securities by you, any family members, and any entities that you control subject to this policy.

G. Reports of Unauthorized Trading or Disclosure

If you have supervisory authority over any of our personnel, you must immediately report to the Compliance Officer either any trading in our securities by our personnel or any disclosure of material nonpublic information by our personnel, in either case which you have reason to believe may violate this policy, the Company's Regulation FD Policy or applicable securities laws. Because the SEC can seek civil penalties against us, directors, and supervisory personnel for failing to take appropriate steps to prevent illegal trading, we should be made aware of any suspected violations as early as possible. Any exceptions to this policy must be reviewed and approved by the Compliance Officer.